Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Board Names Kimberly Till as CEO
Former CEO of TNS North America to Lead New Growth & Profitability Initiatives
ROCHESTER, N.Y. — October 22, 2008 — Harris Interactive® (NASDAQ:HPOL) announced today the appointment of Ms. Kimberly Till as president, CEO and a director of the company effective immediately. Ms. Till succeeds Mr. Gregory T. Novak, who has served as the company’s president and CEO since April 2004 and September 2005, respectively.
Ms. Till most recently served as CEO of TNS North America, the largest custom market research firm in the US, where she was responsible for the successful turnaround of that business. “The board of directors and I are happy to welcome Kimberly to Harris Interactive,” stated George Bell, chairman. “Her operational discipline and brand-building strengths combined with her deep knowledge of the research industry and extensive experience in global, client-focused organizations will be immensely useful to re-invigorate growth at Harris Interactive.”
“I’m thrilled with the opportunity to help lead Harris to new levels of growth,” said Ms. Till. “Harris is known for its intellectual strength, its great brand and its heritage of utilizing technology to gain competitive advantage – which will continue to be a main component of our growth strategy. We now plan to build on this strong foundation to deliver cutting-edge insights for clients around the world.”
Prior to her time at TNS, Kimberly served as Vice President of the Worldwide Media and Entertainment Group at Microsoft. Prior to Microsoft, Kimberly served as Senior Vice President and General Manager of AOL International, where she helped AOL expand into a leading global Internet provider. Kimberly has also served as the Senior Vice President of Strategic Planning and Marketing for Sony Corporation of America, where she helped develop and implement key business strategies and marketing programs together with Sony Music, Sony Pictures, and Sony Electronics. Prior to Sony, Ms. Till had served as the Director of Marketing and Operations for Disney Interactive in Paris, France. Kimberly received her MBA from Harvard Business School, her J.D. from Duke University Law School and her BA in History from the University of Alabama.
“We also thank Greg deeply for his service. Greg’s steady hand was much needed at the time, and we appreciate the way in which he united the company and built a cohesive team while tackling the hard work of reconciling the cost structure of the business. We wish him the best in his future endeavors,” Bell concluded.
Mr. Novak will be assisting in the transition process and will continue to serve as a consultant to the firm until the end of this year.
###
About Harris Interactive
Harris Interactive is a global leader in custom market research. With a long and rich history in multimodal research, powered by our science and technology, we assist clients in achieving business results. Harris Interactive serves clients globally through our North American, European and Asian offices and a network of independent market research firms. For more information, please visit http://www.harrisinteractive.com/.

Contact	Dan Hucko
SVP, Corporate Communications – Investor Relations
Harris Interactive Inc.
585.214.7470
800.866.7655 x7470
dhucko@harrisinteractive.com
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.